Exhibit 99.1

News Release

Amkor Technology Announces Expiration of Exchange Offer

CHANDLER, Ariz. – June 14, 2013 – Amkor Technology, Inc. (NASDAQ: AMKR) today announced the expiration and results of its exchange offer for any and all of its $250.0 million outstanding aggregate principal amount of 6.00% Convertible Senior Subordinated Notes due 2014 (the “Notes”). The exchange offer expired at 5:00 p.m., New York City time, on June 14, 2013 (the “Expiration Date”). As of the Expiration Date, an aggregate of $193,650,000 principal amount of the Notes were validly tendered and accepted for exchange, according to information provided by U.S. Bank National Association, the exchange agent for the exchange offer. This will result in the issuance of an aggregate of 64,027,112 shares of Amkor’s common stock and the payment of an aggregate of approximately $11.6 million in cash on the expected settlement date of June 18, 2013 (the “Settlement Date”).

Upon settlement, $56,350,000 principal amount of the Notes will remain outstanding.

Under the terms of the exchange offer, holders of the Notes who validly tendered and did not withdraw by 5:00 p.m., New York City time, on the Expiration Date and whose Notes were accepted will receive, for each $1,000 principal amount of the Notes, the following:

•	330.6332 shares of common stock, the number of shares they were entitled to receive upon conversion of the Notes pursuant to their terms; plus

•	a cash payment of $49.33 (the “Cash Premium”); plus

•

accrued and unpaid interest from the most recent interest payment date for the Notes to, but excluding, the Settlement Date, which amount is $10.67, payable in cash (the “Accrued and Unpaid Interest”).

This press release is for informational purposes only and does not constitute an offer to exchange or sell, or the solicitation of an offer to exchange or buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, exchange, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Amkor

Amkor is a leading provider of semiconductor packaging and test services to semiconductor companies and electronics OEMs. More information about Amkor is available from the company’s filings with the Securities and Exchange Commission (“SEC”) and at Amkor’s website: www.amkor.com.

Forward-Looking Statement Disclaimer

This announcement contains forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward-looking statements, including without limitation, statements regarding the exchange offer settlement and the terms and conditions thereto. These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward-looking statements. Other important risk factors that could affect the outcome of the events set forth in these statements and that could affect Amkor’s operating results and financial condition are discussed in Amkor’s Annual Report on Form 10-K for the year ended December 31, 2012, and in its subsequent filings with the SEC made prior to or after the date hereof. Amkor undertakes no obligation to review or update any forward-looking statements to reflect events or circumstances occurring after the date of this announcement.